                                                                  Exhibit (c)(1)

                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                           SCOTSMAN INDUSTRIES, INC.,


                              K ACQUISITION CORP.


                                      AND


                          KYSOR INDUSTRIAL CORPORATION


                          DATED AS OF FEBRUARY 2, 1997

                               TABLE OF CONTENTS
                               -----------------

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                                                                            Page
                                                                            ----
                                   ARTICLE I
                                   THE OFFER................................   2
SECTION 1.1   The Offer.....................................................   2
SECTION 1.2   Company Actions...............................................   4

                                  ARTICLE II
                                  THE MERGER................................   6
SECTION 2.1   The Merger....................................................   6
SECTION 2.2   Closing.......................................................   6
SECTION 2.3   Effective Time................................................   6
SECTION 2.4   Effects of the Merger.........................................   7
SECTION 2.5   Articles of Incorporation and By-laws; Officers and Directors.   7

                                  ARTICLE III
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES...........   7
SECTION 3.1   Effect on Capital Stock.......................................   7
SECTION 3.2   Surrender of Certificates.....................................   8

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  10
SECTION 4.1   Organization..................................................  10
SECTION 4.2   Subsidiaries..................................................  11
SECTION 4.3   Capital Structure.............................................  11
SECTION 4.4   Authority.....................................................  12
SECTION 4.5   Consent and Approvals; No Violations..........................  13
SECTION 4.6   SEC Documents and Other Reports...............................  14
SECTION 4.7   Absence of Certain Changes or Events..........................  15
SECTION 4.8   Information Supplied..........................................  15
SECTION 4.9   No Existing Violation, Default, Etc...........................  16
SECTION 4.10  Licenses and Permits..........................................  17
SECTION 4.11  Termination, Severance and Employment Agreements..............  18
SECTION 4.12  Environmental Matters.........................................  19
SECTION 4.13  Tax Matters...................................................  19
SECTION 4.14  Actions and Proceedings.......................................  20
SECTION 4.15  Contracts.....................................................  20
SECTION 4.16  ERISA.........................................................  21
SECTION 4.17  Liabilities...................................................  22
SECTION 4.18  Intellectual Properties.......................................  22
SECTION 4.19  Propriety of Past Payments....................................  23
SECTION 4.20  Opinion of Financial Advisor..................................  23

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                                                                            Page
                                                                            ----
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SECTION 4.21  State Takeover Statutes; Rights Agreement; Charter Provisions.  23
SECTION 4.22  Asset Purchase Agreement......................................  24
SECTION 4.23  Brokers.......................................................  25

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............  26
SECTION 5.1   Organization..................................................  26
SECTION 5.2   Authority.....................................................  26
SECTION 5.3   Consents and Approvals; No Violations.........................  26
SECTION 5.4   Information Supplied..........................................  27
SECTION 5.5   Interim Operations of Sub.....................................  28
SECTION 5.6   Brokers.......................................................  28
SECTION 5.7   Financing.....................................................  28

                                  ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS................  28
SECTION 6.1   Conduct of Business by the Company Pending the Merger.........  28
SECTION 6.2   No Solicitation...............................................  31
SECTION 6.3   Third Party Standstill Agreements.............................  32
SECTION 6.4   Other Actions.................................................  33

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS..........................  33
SECTION 7.1   Shareholder Approval; Preparation of Proxy Statement..........  33
SECTION 7.2   Access to Information.........................................  34
SECTION 7.3   Fees and Expenses.............................................  35
SECTION 7.4   Options.......................................................  36
SECTION 7.5   Public Announcements..........................................  37
SECTION 7.6   Real Estate Transfer Tax......................................  37
SECTION 7.7   State Takeover Laws...........................................  38
SECTION 7.8   Indemnification; Directors and Officers Insurance.............  38
SECTION 7.9   Notification of Certain Matters...............................  39
SECTION 7.10  Board of Directors............................................  39
SECTION 7.11  Reasonable Best Efforts.......................................  40
SECTION 7.12  Certain Litigation............................................  41
SECTION 7.13  Employee Benefits.............................................  42
SECTION 7.14  Employee Stock Ownership Plan and Trust.......................  42
SECTION 7.15  Severance.....................................................  42

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                                 ARTICLE VIII
                             CONDITIONS PRECEDENT...........................  42
SECTION 8.1   Conditions to Each Party's Obligation to Effect the Merger....  42

                                  ARTICLE IX
                          TERMINATION AND AMENDMENT.........................  43
SECTION 9.1   Termination...................................................  43
SECTION 9.2   Effect of Termination.........................................  45
SECTION 9.3   Amendment and Certain Other Actions...........................  45
SECTION 9.4   Extension; Waiver.............................................  46

                                   ARTICLE X
                              GENERAL PROVISIONS............................  46
SECTION 10.1  Non-Survival of Representations and Warranties................  46
SECTION 10.2  Notices.......................................................  47
SECTION 10.3  Interpretation................................................  47
SECTION 10.4  Counterparts..................................................  48
SECTION 10.5  Entire Agreement; No Third-Party Beneficiaries................  48
SECTION 10.6  Governing Law.................................................  48
SECTION 10.7  Assignment....................................................  49
SECTION 10.8  Severability..................................................  49
SECTION 10.9  Enforcement of this Agreement.................................  49

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------



          AGREEMENT AND PLAN OF MERGER, dated as of February 2, 1997 (this "Agreement"), among SCOTSMAN INDUSTRIES, INC., a Delaware corporation ("Parent"), K ACQUISITION CORP., a Michigan corporation and a wholly owned subsidiary of Parent ("Sub"), and KYSOR INDUSTRIAL CORPORATION, a Michigan corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                              W I T N E S S E T H:
                              --------------------

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent pursuant to a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") by Sub for (i) all of the outstanding shares of Common Stock, $1.00 par value (the "Common Stock"), together with the related Rights (as defined in Section 4.3), and (ii) all of the outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share (the "ESOP Preferred Stock"), of the Company, each at a price of $43.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, followed by a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein (the shares of Common Stock, together with all associated Rights (except as the context otherwise requires), and ESOP Preferred Stock subject to the Offer are hereinafter referred to collectively as the "Shares");

          WHEREAS, the Company has advised the Parent and Sub that, simultaneous with the execution and delivery of this Agreement, the Company and certain of its Subsidiaries are entering into an Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement") with Kuhlman Corporation, a Delaware corporation ("Kuhlman"), and Transpro Group, Inc., a Delaware corporation (together with Kuhlman, the "Private Buyer"), pursuant to which the Company has agreed to sell to the Private Buyer, and the Private Buyer has agreed to purchase from the Company, on a going concern basis, substantially all of the assets and properties of the transportation products business conducted by the Company (the "TPG Assets"), all on the terms and subject to the conditions set forth in the Asset Purchase Agreement;

          WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each Share in the Offer and for the TPG Assets by the Private Buyer under the Asset Purchase Agreement are fair to and in the best interests of the shareholders of the Company, (ii) approved and adopted this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby and (iii) adopted resolutions unanimously determining that, subject to the terms and provisions of this Agreement, the Offer, the Merger, this Agreement and the Asset Purchase Agreement, and the transactions contemplated thereby, are advisable, approving such transactions and recommending that the Company's shareholders accept the Offer and, if required by applicable law, approve this Agreement and the Merger; and

          WHEREAS, pursuant to the Merger, each issued and outstanding share of Company Capital Stock (as defined in Section 3.1) not owned directly or indirectly by Parent or the Company will be converted into the right to receive the consideration paid per Share pursuant to the Offer.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I

                                   THE OFFER
                                   ---------

          SECTION 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the Offer Price, (iii) modify or add to the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement),
(iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend, waive or add any other term of the Offer in any manner adverse to the Company or the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (iii) extend the Offer on one or more occasions for an aggregate period of not more than five business days beyond the scheduled or extended expiration date if as of such expiration date sufficient Shares have not been tendered in order for the Merger to be effected without a vote of the Company's shareholders pursuant to Section
450.1711 of the MBCA and (iv) extend the Offer for any reason on one or more occasions for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. So long as this Agreement is in effect and the Offer Conditions have not been satisfied or waived, Sub shall, and Parent shall cause Sub to, cause the Offer not to expire. In the event that the Company delivers to Parent a Section 9.1(e) Notice (as defined in Section 9.1(e)), Sub shall extend the Offer to the earlier of (i) a date that is not earlier than seven business days following the date of such delivery, unless the Offer would otherwise not expire prior thereto, or (ii) the termination of this Agreement by the Company pursuant to Section 9.1(e). In the event that Parent delivers to the Company the notice contemplated in paragraph (d) or (e) of Exhibit A, Sub shall extend the Offer to a date not earlier than two business days following the end of the 20-day cure period contemplated in such paragraph (d) or (e) or, if earlier, the date on which the breach or failure to perform or comply, as the case may be, is cured, unless the Offer would otherwise not expire prior thereto. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Prior to the expiration of the Offer, Parent shall provide or cause to be provided to Sub all funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          SECTION 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, has, subject to the terms and provisions of this Agreement, duly and unanimously adopted resolutions approving this Agreement, the Offer, the Merger and the Asset Purchase Agreement and the transactions contemplated hereby and thereby, determining that the Offer, the Merger and the transactions contemplated by this Agreement and the Asset Purchase Agreement are advisable and that the terms of the Offer, the Merger and the Asset Purchase Agreement are fair to, and in the best interests of, the Company's shareholders and recommending that holders of Shares accept the Offer and, if required by applicable law, that the Company's shareholders approve this Agreement and the Merger; provided, however, that such approval, determination, recommendation or other action may be withdrawn, modified or amended at any time or from time to time if the Board of Directors of the Company concludes in good faith based on the advice of its outside counsel that it is necessary to do so in order to comply with its fiduciary duties under applicable law. The Company represents that its Board of Directors has received the opinion of William Blair & Company, LLC (the "Financial Advisor") that the proposed consideration to be received by Company's common shareholders pursuant to the Offer and the Merger is fair to the Company's common shareholders (other than Parent or any of its affiliates) from a financial point of view. The Company has been authorized by Financial Advisor to permit, subject to prior review and consent by

Financial Advisor (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in this Section 1.2(a), subject to the immediately preceding proviso. The Company has been advised by each of its directors and executive officers that each such person intends, as of the date of this Agreement, to tender, or cause the tender of, all Shares owned by such person pursuant to the Offer, including any shares of ESOP Preferred Stock over which such person has the power to direct the tender, regardless of whether such shares are allocated to such person's account.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) above (subject to the proviso in Section 1.2(a)) and shall mail a copy of the Schedule 14D-9 to the shareholders of the Company. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the
Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of shares of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

          (d) The Company shall use its reasonable best efforts to assist the trustee (the "ESOP Trustee") under the Employee Stock Ownership Trust between the Company and Old Kent Bank and Trust Company dated January 1, 1989, as amended (the "ESOP Trust"), in the solicitation of directions from the participants in the Company's Employee Stock Ownership Plan (the "Employee Stock Plan") with respect to the tender of the shares of the ESOP Preferred Stock held thereunder in accordance with the terms of the ESOP Trust and the Employee Stock Plan.

                                   ARTICLE II

                                   THE MERGER


          SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Act of the State of Michigan (the "MBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the "rights and obligations of Sub in accordance with the MBCA." The name of the Surviving Corporation shall be "Kysor Industrial Corporation".

          SECTION 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

          SECTION 2.3 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the MBCA, is accepted by the administrator (as defined in the

MBCA, the "Administrator"); provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 10 days after the date the Certificate of Merger is delivered to the Administrator. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted by the Administrator or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

          SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 450.1724 of the MBCA.

          SECTION 2.5 Articles of Incorporation and By-laws; Officers and Directors. (a) Subject to Section 2.1, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-Laws of the Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation of the Surviving Corporation or by applicable law.

          (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of shareholders (or the earlier of their death, resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

          (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, for a term of one year (or until the earlier of their death, resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES
              ---------------------------------------------------

          SECTION 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent
Corporations:

          (a) Capital Stock of Sub. Each issued and outstanding share of stock of Sub shall be converted into and become one fully paid and nonassessable shares of Common Stock, $1.00 par value, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of capital stock of the Company (including, without limitation, the Shares purchased pursuant to the Offer) owned by the Company or any Subsidiary of the Company, Parent, Sub or any other Subsidiary (as defined in Section 10.3) of Parent (other than the shares into which the outstanding shares of capital stock of Sub were converted pursuant to
     Section 3.1(a)) automatically shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Each share of (i) the Common Stock, together with the related Right, or (ii) the ESOP Preferred Stock (the Common Stock and the ESOP Preferred Stock are hereinafter collectively referred to as the "Company Capital Stock"), in each case, that is issued and outstanding (other than shares to be canceled in accordance with Section 3.1(b)), shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price paid per share of Common Stock in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (e) Company Stock Options. Each Company Stock Option (as defined in
     Section 4.3) that is outstanding shall be canceled and converted into the right to receive the amount of cash specified in Section 7.4.

          SECTION 3.2 Surrender of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Paying Agent"), and prior to the Effective Time, Parent shall deposit in trust with, or cause the Surviving Corporation to deposit in trust with, the Paying Agent cash in amounts necessary for the payment of the Merger

Consideration upon surrender of certificates representing Shares as part of the Merger (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent). If the amount of cash deposited with the Paying Agent pursuant to this
Section 3.2 is insufficient to pay all of the amounts required to be paid pursuant to Section 3.1, Parent from time to time after the Effective Time shall take all steps necessary to enable or cause the Surviving Corporation to deposit with the Paying Agent additional cash in an amount sufficient to make all such payments.

          As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"),
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent shall, and Parent shall cause the Paying Agent to, pay the holder of such Certificate in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of capital stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of capital stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article III.

          (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any funds deposited with the Paying Agent that remain unclaimed by the shareholders of the Company on the first anniversary of the Effective Time shall be repaid to the Surviving Corporation (including, without limitation, all interest and other income received by the Paying Agent in respect of all such funds), and thereafter shareholders of the Company shall look only to Parent or the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to Parent and Sub as follows, except that the following representations and warranties (other than those contained in Section 4.22) do not pertain to, and the Company Letter (as defined in Section 4.2) need not include, matters included among the Purchased Assets or Assumed Liabilities (as defined in the Asset Purchase Agreement) (it being understood that the inclusion of such matters shall not be interpreted to mean that by implication such matters are not included among such Purchased Assets or Assumed Liabilities):

          SECTION 4.1 Organization. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect (as defined in Section

10.3) on the Company or prevent or materially delay the consummation of the Offer or the Merger. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger. The Company has, or will prior to consummation of the Offer, deliver to Parent complete and correct copies of its Articles of Incorporation and By-laws and the Articles of Incorporation and By-laws (or similar organizational documents) of its Subsidiaries.

          SECTION 4.2 Subsidiaries. Item 4.2 of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter (the "Company Letter"), lists each Subsidiary of the Company existing as of the date hereof. Except as set forth in Section 4.2 of the Company Letter, all the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, by another wholly owned Subsidiary of the Company or by the Company and another wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Item 4.2 of the Company Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         SECTION 4.3 Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (the "Preferred Stock"), of which 820,513 shares of Preferred Stock have been designated as the ESOP Preferred Stock. At the close of business on January 31, 1997, (i) 5,961,665 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) 786,869.1221 shares of ESOP Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (i) the rights to purchase shares of Common Stock (the "Rights") issued pursuant to the Rights Agreement dated as of April 26, 1996 (the "Rights Agreement"), between the Company and State Street Bank, as Rights Agent; (ii) the rights of holders of shares of ESOP Preferred Stock to convert such shares into shares of Common Stock; and (iii) stock options covering not in excess of 1,550,670 shares of Common Stock, including shares offered under the Company's 1980 Nonqualified Stock Option Plan, Stock Option and Stock Appreciation Rights Plan of 1980, 1983 Incentive Stock Option Plan, 1984 Stock Option Plan, 1987 Stock Option and Restricted Stock Plan and 1993 Long-Term Incentive Plan (collectively, the "Company Stock Options"), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

          Except as set forth in the Company Letter and except in respect of the ESOP Preferred Stock, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries.

          SECTION 4.4 Authority. The Board of Directors of the Company has approved and adopted this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby and adopted resolutions unanimously determining that, subject to the terms and provisions of this Agreement, the Offer, the Merger, this Agreement and the Asset Purchase Agreement, and the transactions contemplated thereby, are advisable, approving such transactions and recommending that the Company's shareholders accept the Offer and, if required by applicable law, approve this Agreement and the Merger; and the Company has all requisite corporate power and authority to enter into this Agreement and the Asset Purchase Agreement and, subject to approval by the shareholders of the Company of this Agreement and the Merger (if required), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Asset Purchase Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the shareholders of the Merger (if required). This Agreement and the Asset Purchase Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and of the Asset Purchase Agreement by the Private Buyer) constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. The only shareholder action required in order to effect the Merger is approval of the Merger by the holders of a majority of the shares of the Company Capital Stock outstanding as of the record date for the Shareholders Meeting (as defined in Section 7.1), all holders of each of the Common Stock and the ESOP Preferred Stock voting separately as a class to the extent any ESOP Preferred Stock is outstanding as of such record date; provided, however, that if Sub purchases an amount of Shares pursuant to the Offer sufficient to permit the Merger to be effected in accordance with Section 450.1711 of the MBCA (which would include all of the outstanding shares of ESOP Preferred Stock, unless the same were converted into Common Stock pursuant to the terms thereof or redeemed), no shareholder approval will be required. No action by the shareholders of the Company is required under the MBCA or the Company's Articles of Incorporation or By-laws in order to effect the transactions contemplated by the Asset Purchase Agreement.

          SECTION 4.5 Consent and Approvals; No Violations. Except as set forth in Item 4.5 of the Company Letter, the execution and delivery of this Agreement do not, and the consummation by the Company and its shareholders of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or By-laws of the Company, (ii) any provision of the Articles of Incorporation, By-laws or other organizational documents of any of its Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of a Certificate of Merger with the Administrator and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 7.6, (vi) filings with and approvals of the New York Stock Exchange, Inc. and the SEC with respect to the delisting and deregistration of the Common Stock,
(vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 4.6 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1993 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and as of their respective dates none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with their applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein). The Company has not, since December 31, 1995, made any change in the accounting practices or policies applied in the preparation of its financial statements.

          SECTION 4.7 Absence of Certain Changes or Events. Except as disclosed in Item 4.7 of the Company Letter or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents") and except for the transactions contemplated by the Asset Purchase Agreement, since December 31, 1995, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other material transaction, that is not in the ordinary course of business or that could reasonably be expected to result in a Material Adverse Effect on the Company; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that could reasonably be expected to have a Material Adverse Effect on the Company; (C) there has been no material change in the indebtedness of the Company and its Subsidiaries, no change in the capital stock of the Company, except for the issuance of shares of Common Stock pursuant to Company Stock Options or pursuant to conversion rights in existence at the date of this Agreement, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, except for regular semi-annual dividends of not more than $0.975 per share on the ESOP Preferred Stock, regular quarterly dividends of not more than $0.165 per share on the Common Stock and the distribution of the Rights; and (D) there has been no event causing a Material Adverse Effect on the Company, nor any development that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

          SECTION 4.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the

Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Shareholders Meeting will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          SECTION 4.9 No Existing Violation, Default, Etc. Except as disclosed in Item 4.9 of the Company Letter or the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries is in violation of (A) its Articles of Incorporation, By-Laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in each case, for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger. Except as disclosed in Item 4.9 of the Company Letter or the Company Filed SEC Documents, the properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger. Except as disclosed in Item 4.9 of the Company Letter or the Company Filed

SEC Documents, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the Company's knowledge, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws or Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger.

          Except as set forth in the Company Letter or the Company Filed SEC Documents, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under (i) any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, or any guarantee of any agreement or instrument for borrowed money or (ii) any lease, permit, license or other agreement or instrument, in each case, to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than, in the case of clause (ii), any events of default that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 4.10 Licenses and Permits. Except as set forth in Item 4.10 of the Company Letter or the Company Filed SEC Documents, the Company and its Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Company Licenses") as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the Company SEC Documents and as currently owned or leased and conducted, and all such Company Licenses are valid and in full force and effect, except such licenses which the failure to have or to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger. Except as set forth in Item 4.10 of the Company Letter or the Company Filed SEC Documents, the Company and its Subsidiaries are in compliance in all material respects with their respective obligations under the Company Licenses, with such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger, and, to the Company's knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of the Company Licenses, other than such revocations or terminations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and the Merger.

          SECTION 4.11 Termination, Severance and Employment Agreements. The Company has provided to Parent a complete and accurate list and a copy of each of the following as it relates to the businesses conducted by the Company and its Subsidiaries: (a) employment or severance agreement or arrangement (whether written or oral) with any director, executive officer or other key employee that is not terminable without material liability or obligation (either individually or collectively) on 60 days' or less notice; (b) agreement of employment with any director, executive officer or other key employee that provides any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination of employment not comparable to benefits generally available to employees of the Company and its Subsidiaries; (c) agreement, plan or arrangement (whether written or oral) of employment with any director, executive officer or other key employee under which that person may receive payments that may be subject to tax imposed by (Section) 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or included in the determination of that person's "parachute payment" under (Section) 280G of the Code; and (d) agreement or arrangement (whether written or oral) or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, with or affecting any director, executive officer or other key employee any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Asset Purchase Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Asset Purchase Agreement. Except as set forth in Item 4.11 of the Company Letter or the Company Filed SEC Documents, since December 31, 1995, neither the Company or any of its Subsidiaries has entered into or amended in any material respect, any employment or severance agreement or arrangement (whether written or oral) with, or granted any severance or termination pay to, any director, executive officer or other key employee of the Company or any of its Subsidiaries. As used in this Agreement, "key employee" means an employee whose aggregate annual compensation in 1996 or 1997 exceeded, or is scheduled to exceed, $100,000.

          SECTION 4.12 Environmental Matters. Except as set forth in the Company Filed SEC Documents or Item 4.12 of the Company Letter, and except, in each case, for matters that would not have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is the subject of any federal, state, local or foreign investigation, and neither the Company nor any of its Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any third party, and there are not facts or conditions associated with the properties or operations of the businesses of the Company and its Subsidiaries, giving rise or relating to any material liability or remedial action or potential material liability or remedial action under any Environmental Laws, nor are there any pending, reasonably anticipated or, to the knowledge of the Company, threatened actions, suits or proceedings against or affecting the Company, any of its Subsidiaries or any of their properties, assets or operations seeking any such liability or remedial action in connection with any Environmental Laws.

          SECTION 4.13 Tax Matters. Except as may be disclosed in Item 4.13 of the Company Letter or in the Company Filed SEC Documents and except for matters that individually or in the aggregate would not have a Material Adverse Effect on the Company, (i) the Company and each Subsidiary have filed all Tax Returns required to have been filed and have paid all Taxes shown to be due on such Tax Returns; (ii) all Tax Returns filed by the Company and each Subsidiary are complete and accurate and disclose all Taxes required to be paid by the Company and each Subsidiary for the periods covered thereby; (iii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes of the Company or such Subsidiary; (iv) the Tax Returns referred to in clause (i) relating to federal income Taxes have been examined by the Internal Revenue Service or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no issues that have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) no taxing authority has proposed any adjustments to tax against the Company or any Subsidiary; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full; (viii) there are no Liens for Taxes upon the assets of the Company or any Subsidiary except Liens relating to current Taxes not yet due; and (ix) all Taxes which the Company or any Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company. For purposes of this Agreement (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, any federal, state, local or foreign income, gross receipts, property, sales, use, goods and services, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          SECTION 4.14 Actions and Proceedings. Except as set forth in the Company Filed SEC Documents or Item 4.14 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, any of its or their present or former directors, officers, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business or any Company Plan (as defined in Section 4.17) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger. Except as set forth in the Company Filed SEC Documents or Item 4.14 of the Company Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 4.15 Contracts. Except as disclosed in Item 4.15 of the Company Letter, all of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Documents or to be filed as exhibits thereto have been described in the Company SEC Documents or filed as exhibits thereto. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or default under any material contracts which are currently in effect, except for such breaches and defaults as in the aggregate have not had or would not have a Material Adverse Effect on the

Company or prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 4.16 ERISA. Prior to the consummation of the Offer, the Company will deliver to Parent a complete and accurate list of each Company Plan and each Company Multiemployer Plan. Except as to matters which would not have a Material Adverse Effect on the Company, each Company Plan complies with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan,
(ii) neither the Company nor any of its ERISA Affiliates has withdrawn, completely or partially, from any Company Multiemployer Plan (as hereinafter defined in this Section 4.16) or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered other than as contemplated by this Agreement, to terminate any Company Plan subject to Title IV of ERISA. Except as provided in the Company Filed SEC Documents, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, which would have a Material Adverse Effect on the Company. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan which would have a Material Adverse Effect on the Company. Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any liability under or pursuant to Title IV of ERISA which would have a Material Adverse Effect on the Company. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and the Company is not aware of any reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of
Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein,
(i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)) or a "welfare plan" (as defined in
Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability; (ii) "Company Multiemployer

Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability; and (iii) "ERISA Affiliate" means (A) any corporation which at any time on or before the Effective Time is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (B) any partnership, trade or business (whether or not incorporated) which at any time on or before the Effective Time is or was under common control (within meaning of Section 414(c) of the Code) with the Company and (C) any entity which at any time on or before the Effective Time is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (A) of this clause (iii) or any partnership, trade or business described in clause (B) of this clause (iii). Except as set forth in Item 4.16 of the Company Letter or the Company Filed SEC Documents, no Company Plan (i) provides health, life insurance, or other welfare benefits to former employees (or their dependents or beneficiaries) after retirement or termination of employment except as required by section 601 et seq. of ERISA, and (ii) no Company Plan provides additional benefits or contains other provisions that would become effective upon or as a result of the consummation of any of the transactions contemplated by this Agreement.

          SECTION 4.17 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, or disclosed in the footnotes thereto, the Company and its Subsidiaries had no liabilities (including, without limitation, tax liabilities) at the date of such financial statements, absolute or contingent, that are of a nature required under generally accepted accounting principles to be recorded or reflected on such financial statements that have had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as so reflected, reserved or disclosed or as disclosed in Item
4.17 of the Company Letter or the Company Filed SEC Documents, the Company and its Subsidiaries have no commitments which have had or would reasonably be expected to have a Material Adverse Effect on the Company.

          SECTION 4.18  Intellectual Properties. Except as disclosed in Item
4.18 of the Company Letter and matters which would not have a Material Adverse Effect on the Company, the Company and its Subsidiaries own or have a valid license to use all inventions, patents, trademarks, service marks, trade names, copyrights, trade secrets, software, mailing lists and other intellectual property rights (collectively, the "Company Intellectual Property") necessary to carry on their respective businesses as currently conducted; and, to the knowledge of the Company, neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with, and there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Company Intellectual Property that, in either such case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          SECTION 4.19 Propriety of Past Payments. Since January 1, 1991, (i) no funds or assets of the Company or any of its Subsidiaries have been used for illegal purposes, (ii) no unrecorded fund or assets of the Company or any of its Subsidiaries has been established for any purpose, (iii) no accumulation or use of the corporate funds of the Company or any of its Subsidiaries has been made without being properly accounted for in the respective books and records of the Company or such Subsidiary, (iv) all payments by or on behalf of the Company or any of its Subsidiaries have been duly and properly recorded and accounted for in the books and records of the Company and its Subsidiaries, (v) no false or artificial entry has been made in the books and records of the Company or any of its Subsidiaries for any reason, (vi) no payment has been made by or on behalf of the Company or any of its Subsidiaries with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (vii) neither the Company nor any of its Subsidiaries has made any illegal contributions to any political party or candidate, either domestic or foreign, except for such uses, payments, contributions or actions described in clauses (i) through (vii) which, or the cessation of which, would not have a Material Adverse Effect on the Company or result in material adverse publicity for the Company.

          SECTION 4.20 Opinion of Financial Advisor. The Company has received the opinion of Financial Advisor, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company's common shareholders is fair to the Company's common shareholders (other than Parent or any of its affiliates) from a financial point of view, a copy of which opinion has been delivered to Parent.

          SECTION 4.21 State Takeover Statutes; Rights Agreement; Charter Provisions. The Company has taken all actions necessary to provide that the provisions of the Stacey, Bennett, and Randall Shareholder Equity Act, Sections
450.1790 et seq. of the MBCA, do not apply to the Company and the transactions contemplated by this Agreement and the Asset Purchase Agreement. Chapter 7A of the MBCA does not apply to this Agreement and the transactions contemplated hereby by reason of the prior approval requirements of
Section 450.1782(1)(b) of the MBCA. The Company has heretofore provided Parent with a complete and correct copy of the Rights Agreement, including all amendments and exhibits thereto. The Board of Directors of the Company has approved an amendment to the Rights Agreement (which amendment will be presented to the Rights Agent with directions to execute promptly following the execution of this Agreement) to provide that a Shares Acquisition Date, a Distribution Date, any of the events set forth in Section 11(a)(ii) of the Rights Agreement or a Section 13 Event (as such terms are defined in the Rights Agreement) shall not occur or be deemed to occur, the Rights shall not separate from the shares of the Common Stock, the Rights shall not be become exercisable, and neither Parent nor Sub shall become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of shares of capital stock of the Company pursuant to the Offer or the Merger, the consummation of the Merger or any other transactions contemplated by this Agreement. The Board of Directors has taken all actions necessary to exempt this Agreement and the Asset Purchase Agreement, and the transactions contemplated hereby and thereby, from the provisions of Articles X and XII of the Company's Articles of Incorporation.

          SECTION 4.22 Asset Purchase Agreement. The Asset Purchase Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of the Asset Purchase Agreement by the Private Buyer) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except as set forth in Item 4.22 of the Company Letter, the execution and delivery by the Company of the Asset Purchase Agreement do not, and the consummation by the Company of the transactions contemplated thereby and compliance with the provisions thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or By-laws of the Company, (ii) any provision of the Articles of Incorporation, By-laws or other organizational documents of any of its Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated by the Asset Purchase Agreement. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Asset Purchase Agreement by the Company or is necessary for the consummation of the transactions contemplated thereby, except for (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by the Asset Purchase Agreement, (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated by the Asset Purchase Agreement. The representations and warranties of the Company set forth in the Asset Purchase Agreement are true and correct in all material respects, and, immediately prior to the consummation of the Offer, the Company will have complied in all material respects with all material agreements or covenants of the Company to be performed or complied with by it under the Asset Purchase Agreement by such time. The Company has delivered to Parent a complete and correct copy of the Asset Purchase Agreement.

          SECTION 4.23 Brokers. No broker, investment banker, financial advisor or other person, other than Financial Advisor, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Financial Advisor and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB
                               -----------------

          Parent and Sub represent and warrant to the Company as follows:

          SECTION 5.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect on Parent or Sub or prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 5.2 Authority. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Sub enforceable against each respectively in accordance with its terms.

          SECTION 5.3 Consents and Approvals; No Violations. The execution and delivery by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation, By-laws or comparable organizational documents of Parent, Sub or any other Subsidiaries of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries (other than any agreement or note that will be paid or discharged in full at or prior to the consummation of the Offer) or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Sub or prevent or materially delay the consummation of the Offer or the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of Certificate of Merger with the Administrator and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 7.6, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any property or assets and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Sub or prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          SECTION 5.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          SECTION 5.6 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          SECTION 5.7 Financing. Scotsman Group Inc. has entered into, and furnished to the Company a copy of, the Financing Commitment Letter with First Chicago Capital Markets, Inc. (the "Lender"). Subject to the terms and condition specified therein, the Financing Commitment Letter will provide Sub funds sufficient in amount to consummate the Offer and Merger pursuant to this Agreement. The Financing Commitment Letter is in full force and effect as of the date of the Agreement.


                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

          SECTION 6.1 Conduct of Business by the Company Pending the Merger. Except for actions reasonably necessary to effect the consummation of the transactions contemplated by, and in accordance with the terms of, the Asset Purchase Agreement, during the period from the date of this Agreement until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired. Without limiting the generality of the foregoing, and except as referred to in Item 6.1 of the Company Letter or as otherwise expressly contemplated by this Agreement or the Asset Purchase Agreement or required by law, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

          (a) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than regular quarterly dividends of not more than $0.165 per share on the Common Stock and regular semi-annual dividends of not more than $0.975 per share on the ESOP Preferred Stock, in each case declared and paid on dates consistent with past practice), (x) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except the issuance of shares of Common Stock upon conversion of any share of ESOP Preferred Stock in accordance with the terms thereof, or (y) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement, purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement or the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms and the issuance of shares of Common Stock upon the conversion of any shares of ESOP Preferred Stock into shares of Common Stock in accordance with the terms thereof);

          (c) amend its Articles of Incorporation or By-laws or other similar organizational documents;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the purchase of raw materials and goods and services used in the manufacture of the products of the businesses of the Company and its Subsidiaries, in each case in the ordinary course of business consistent with past practice, and other transactions that are in the ordinary course of business consistent with past practice and which in the aggregate involve assets having a purchase price not in excess of $1,000,000;

          (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than the sale of products of the businesses of the Company and its Subsidiaries, in each case in the ordinary course of business consistent with past practice, and other transactions that are in the ordinary course of business consistent with past practice and which in the aggregate involve assets having a fair market value or book value not in excess of $500,000;

          (f) incur any new indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any wholly owned Subsidiary of the Company and other than customary travel and similar advances to employees in the ordinary course of business consistent with past practices;

          (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (h) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than as required by law;

          (i) except as required under existing plans, agreements, policies, awards or arrangements in effect on the date of this Agreement or as described in Item 6.1 of the Company Letter, increase the compensation payable or to become payable to its officers or employees, except, in the case of employees who are not officers, for increases in the ordinary course of business consistent with past practice, pay or commit to pay any bonus, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock ownership, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation;

          (j) violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

          (k) redeem the Rights or amend the Rights Agreement;

          (l) breach in any material respect any of its material representations, warranties, covenants or agreements contained in the Asset Purchase Agreement (regardless of any provisions regarding notice or lapse of time, or both) or waive any of its material rights under, amend or terminate the Asset Purchase Agreement, other than a waiver of the condition regarding the consummation of the Offer contained in Section 5.3(d) of the Asset Purchase Agreement;

          (m) make any material change in its accounting methods, policies or procedures, except as a result of any change in law or generally accepted accounting principles;

          (n) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or give any approval or consent under Section 4.13, or agree to any allocation under Section 1.2(c), of the Asset Purchase Agreement without the prior written consent of Parent; or

          (o) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          The Company shall promptly advise Parent orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on the Company or which could prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 6.2 No Solicitation. From and after the date hereof, the Company shall not, and shall not permit any of its or its Subsidiaries' officers, directors or employees to, and the

Company shall use its reasonable best efforts to cause all of its and its Subsidiaries' attorneys, financial advisors, agents and other representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined in this Section 6.2), or engage in or continue discussions or negotiations relating thereto; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its business, properties or assets to, any third party with respect to a Takeover Proposal if the Board of Directors of the Company concludes in good faith based on the advice of its outside counsel that it is necessary to do so in order to comply with its fiduciary duties under applicable law. The Company promptly will notify Parent of any Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Takeover Proposal, and will promptly notify Parent of any determination by the Company's Board of Directors that a Superior Proposal (as hereinafter defined in this Section 6.2) has been made. As used in this Agreement, (i) "Takeover Proposal" shall mean any proposal or offer, other than a proposal or offer by Parent or any of its Subsidiaries, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries and (ii) "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the members of the Board of Directors of the Company concludes in their good faith reasonable judgment to be more favorable to the Company's shareholders than the transactions contemplated hereby and for which any required financing is committed or which a majority of such members reasonably concludes is reasonably capable of being obtained by such third party. Notwithstanding anything else in this Agreement, including this Section 6.2, to the contrary, the Company and its Board of Directors shall not be prohibited from taking or disclosing to its shareholders any position pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or from making any disclosure to the Company's shareholders if the Company's Board of Directors concludes in good faith based on the advice of its outside counsel that it is necessary to do so in order to comply with its fiduciary duties under applicable law.

          SECTION 6.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent, including the standstill agreement included in the Confidentiality Agreement dated June 18, 1996, between Parent and the Company, which standstill agreement the parties hereto acknowledge the Company has waived only in respect of the Offer (including any Offer involving any increase in the Offer Price), the Merger and the other transactions contemplated hereby), unless the Board of Directors of the Company concludes in good faith based on the advice of its outside counsel that it is necessary to do so in order to comply with its fiduciary duties under applicable law. During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, without limitation, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state thereof having jurisdiction, unless the Board of Directors of the Company concludes in good faith based on the advice of its outside counsel that failure to take such action is necessary in order to comply with its fiduciary duties under applicable law.

          SECTION 6.4 Other Actions. Except as expressly contemplated or permitted by this Agreement or except as set forth in the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.2).


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

          SECTION 7.1 Shareholder Approval; Preparation of Proxy Statement. (a) If approval of this Agreement and the Merger by shareholders of the Company (the "Company Shareholder Approval") is required by law, the Company shall, as soon as practicable following the consummation of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. The Shareholders Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. The Company shall, through its Board of Directors, but subject to the fiduciary duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith based on the advice of the Company's outside counsel, recommend to its shareholders that the Company Shareholder Approval be given. Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire ownership of not less than 90% of the outstanding shares of each class of the Company, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 450.1711 of the MBCA.

          (b) If the Company Shareholder Approval is required by law, the Company shall, as soon as practicable following the consummation of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company promptly shall prepare and mail to its shareholders such an amendment or supplement. Except as required by law, the Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects without first attempting in good faith to resolve such objections. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

          (c) Parent agrees to cause all shares of the Company Capital Stock purchased pursuant to the Offer entitled to vote on the Merger owned by Parent or any Subsidiary of Parent to be voted in favor of the Company Shareholder Approval. Parent also agrees that if the transactions contemplated by the Asset Purchase Agreement have not been consummated prior to consummation of the Offer, Parent shall take all actions as are reasonably required to consummate such transactions.

          SECTION 7.2 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company, the Company shall, and shall cause each of its

Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants and actuaries) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly furnish to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that no invasive soil or groundwater tests may be performed without the prior written consent of the Company, which shall not be unreasonably withheld. No investigation pursuant to this Section 7.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 7.2 shall be kept confidential in accordance with the Confidentiality Agreement dated June 18, 1996, between Parent and the Company.

          SECTION 7.3 Fees and Expenses. (a) Except as provided in this Section
7.3 and Section 7.6, regardless of whether the Merger is consummated, all costs and expenses incurred by a party hereto in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

          (b) The Company shall pay, or cause to be paid, in same day funds by wire transfer to an account specified by Parent up to $1,750,000 of Expenses (as hereinafter defined in this Section 7.3) if: (i) Parent or Sub terminates this Agreement under Section 9.1(d) or (ii) the Company terminates this Agreement pursuant to Section 9.1(e). If Expenses are payable, or have been paid, under the preceding sentence and within 365 days after a termination described in such sentence a Takeover Proposal with a third party is consummated (other than a Takeover Proposal relating to the sale of all or substantially all of the Company's transportation products group), the Company shall pay to Parent, simultaneously with the consummation of such Takeover Proposal, by wire transfer of same day funds, the additional sum of $9,000,000.

          "Expenses" shall mean documented out-of-pocket fees and expenses reasonably incurred or paid by or on behalf of Parent or its Subsidiaries in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent or any of its Subsidiaries.

      SECTION 7.4 Options. (a) Prior to the commencement of the Offer, the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company (the "Committee") shall adopt procedures pursuant to which each outstanding Company Stock Option, stock appreciation right and other stock based award (an "Option") which is exercisable immediately prior to the consummation of the Offer in accordance with the terms of the applicable plan (collectively, the "Stock Option Plans"), may be exercised or settled by the holder thereof by the delivery to the Company of a notice of exercise or acceptance of cash settlement prior to the consummation of the Offer. Upon the consummation of the Offer, each Option so exercised or settled shall be canceled and promptly thereafter the Company shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option, minus (ii) all applicable federal, state, local and other Taxes required to be withheld by the Company.

          (b) Prior to the commencement of the Offer, the Board of Directors of the Company or the Committee shall take action in accordance with the terms of the Stock Option Plans to cause each Option outstanding immediately following the consummation of the Offer, whether or not then exercisable, to become fully exercisable. The Board of Directors of the Company or the Committee shall also adopt procedures pursuant to which each such Option may be exercised or settled by the holder thereof by the delivery to the Company of a notice of exercise or acceptance of cash settlement prior to the Effective Time. At or prior to the Effective Time, each such Option so exercised or settled shall be canceled and promptly thereafter the Company shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option minus (ii) all applicable federal, state, local and other Taxes required to be withheld by the Company.

          (c) Following the Effective Time, each outstanding Option which has not theretofore been exercised or settled by the holder thereof shall be canceled (whether or not such holder has delivered the acknowledgment referred to in the proviso to this sentence), and promptly thereafter Parent shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option, minus (ii) all applicable federal, state, local and other Taxes required to be withheld by the Company; provided, however, that any such payment to a holder of an Option so canceled shall be conditioned upon the delivery to Parent by such holder of a receipt in writing acknowledging the receipt by such holder of such payment in exchange for the cancellation of all Options held by such holder. No further options shall be granted under any Stock Option Plan after the date of this Agreement. The Company shall take such actions as may be reasonably requested by Parent in connection with the cancellation of the Options pursuant to the Merger and this Agreement.

          (d) Prior to the commencement of the Offer, the Board of Directors of the Company or the Committee shall take action in accordance with the terms of the Stock Option Plans and pursuant to all other plans and agreements providing for the award of restricted Common Stock to cause the restrictions on the shares of restricted Common Stock granted under such plans and agreements to lapse effective upon the consummation of the Offer and to adopt procedures to enable all holders thereof to tender such shares of Common Stock pursuant to the terms of the Offer.

          (e) Parent shall provide the Company sufficient funds for the Company to meet its payment obligations set forth in Sections 7.4(a) and 7.4(b) and, notwithstanding any provisions of this Agreement to the contrary, the Company may borrow such funds to the extent they are not provided by Parent pursuant to this Section 7.4(e).

          SECTION 7.5 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 7.6 Real Estate Transfer Tax. Parent and the Company agree that the Company (or, following the Merger, the

Surviving Corporation) shall pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Transfer Taxes"), to Parent and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer and the Merger. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 7.6 in the preparation of any return with respect to the Transfer Taxes.

          SECTION 7.7 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          SECTION 7.8 Indemnification; Directors and Officers Insurance. From and after the consummation of the Offer, Parent shall, and agrees to cause the Company or the Surviving Corporation to, exculpate, indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and its Subsidiaries (the "Indemnified Parties") to the same extent such persons are currently exculpated and indemnified by the Company or any of its Subsidiaries pursuant to the Company's or any such Subsidiary's Articles of Incorporation or By-Laws (or similar organizational documents), agreements in effect as of the date hereof or applicable law for acts or omissions, or alleged acts or omissions, occurring at or prior to the Effective Time, and Parent shall, and shall cause the Company or the Surviving Corporation to, honor all such obligations of the Company (including, if necessary, providing the Company or the Surviving Corporation sufficient funds), including, without limitation, obligations to advance expenses to such Indemnified Parties arising pursuant to the Company's or any such Subsidiary's Articles of Incorporation or By-laws (or similar organizational documents), agreements in effect as of the date hereof or applicable law; provided, however, that Parent shall not be obligated to exculpate, indemnify or hold harmless any Indemnified Party who shall become an employee of the Private Buyer or any of its Subsidiaries in connection with the Asset Purchase Agreement, or the transactions contemplated thereby, for any acts or omissions occurring at or prior to the Effective Time in respect of the business previously conducted by the Company using the TPG Assets (the "Excluded Matters"); and, provided, further, that this Section 7.8 shall not be deemed to limit, modify or affect any rights of indemnification, including the advancement of expenses, under any provisions of the Company's or any of its Subsidiaries' Articles of Incorporation or By-laws (or similar organizational documents), any agreements in effect on the date hereof or applicable law with respect to the Excluded Matters. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance"), that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

         SECTION 7.9 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of:
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any material representation or warranty contained in this Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect, (y) any material representation or warranty contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (z) any material covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of Parent, Sub or the Company, as the case may be, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 7.10 Board of Directors. Promptly after such time as Sub acquires Shares pursuant to the Offer, Sub shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as shall make the percentage of the Company's directors designated by Sub equal to the aggregate voting power of the Shares held by Parent or any of its Subsidiaries (assuming the exercise of all outstanding options to purchase, and the conversion or exchange of all securities convertible or exchangeable into shares of the Company Capital Stock); provided, however, that the size of the Company's Board of Directors shall not be larger than 10 persons; provided, further, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have, and Parent shall cause the Board to have, at least three directors who are directors on the date of this Agreement (of which at least two directors are not officers of the Company) (collectively, the "Independent Directors"); and provided, further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of the Company as of the date of this Agreement shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company promptly shall, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

          SECTION 7.11 Reasonable Best Efforts. Subject to the terms and provisions of this Agreement and applicable law, each of the Company, Parent and Sub agrees to use its reasonable best efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as practicable. Without limiting the foregoing, (a) each of the Company, Parent and Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer, the Merger and the transactions contemplated by the Asset Purchase Agreement (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer, the Merger and the transactions contemplated by the Asset Purchase Agreement and (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Offer, the Merger and the transactions contemplated by the Asset Purchase Agreement or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company shall not be obligated to use its reasonable best efforts or to take any action pursuant to this Section 7.11 if the Board of Directors of the Company shall conclude in good faith based on the advice of its outside counsel that such action is necessary in order to comply with its fiduciary duties under applicable law, and (ii) in connection with any filing or submission required or action to be taken by Parent, the Company or any of their respective Subsidiaries to consummate the Offer, the Merger or the other transactions contemplated in this Agreement or the Asset Purchase Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction and neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that would have a Material Adverse Effect on Parent.

          SECTION 7.12 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Offer, the Merger, this Agreement or the Asset Purchase Agreement without the prior written consent of Parent, which shall not be unreasonably withheld.

          SECTION 7.13 Employee Benefits. Parent shall provide or shall cause the Surviving Corporation to provide benefits for the employees of the Company from and after the Effective Time either under the Company Plans or under other employee benefit plans established by Parent or the Surviving Corporation; provided, however, that this Section 7.13 shall not be deemed to affect in any way any rights of the employees of the Company under the Company Plans that are vested as of the Effective Time.

           SECTION 7.14 Employee Stock Ownership Plan and Trust. As soon as reasonably practicable after the Effective Time, employer contirbutions to the Employee Stock Plan shall be discontinued and the Employee Stock Plan shall be merged into another qualified defined contribution plan maintained by Parent or the Surviving Corporation.

          SECTION 7.15 Severance, Employment and Benefit Agreements. Parent shall timely honor, and following the consummation of the Offer and the Merger (respectively) shall cause the Company or the Surviving Corporation, as the case may be, to timely honor (including by providing sufficient funds therefor), in accordance with their terms, all severance, employment and benefit agreements, plans and arrangements, including, without limitation, those arrangements referred to in Item 7.15 of the Company Letter (other than any Company Plans or other employee benefit plans, which are addressed in Section 7.13), with the Company's directors, officers and employees that are disclosed in the Company Letter or the Company Filed SEC Documents.


                                 ARTICLE VIII

                             CONDITIONS PRECEDENT
                             --------------------

          SECTION 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Company Shareholder Approval. If required by applicable law, the Company Shareholder Approval shall have been obtained; provided, however, that Parent and Sub shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger.

          (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition will be deemed satisfied with respect to the obligations of Parent or Sub if Sub fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of this Agreement.

          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.


                                  ARTICLE IX

                           TERMINATION AND AMENDMENT
                           -------------------------

          SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval (if required by applicable law):

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions set forth in Exhibit A the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) all of the Offer Conditions have not been satisfied prior to June 30, 1997 or such later date as the parties may agree to; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such Offer

          Condition or if the failure of such Offer Condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts, subject to Section 7.11, to lift or vacate such order, decree or ruling;

          (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or
     (e) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (c) of Exhibit A to this Agreement;

          (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and the Board of Directors of the Company concludes in good faith based on the advice of its outside counsel that termination of this Agreement is necessary in order to comply with its fiduciary duties under applicable law; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(e) unless and until five business days have elapsed following delivery to Parent of a written notice (a "Section 9.1(e) Notice") of such conclusion by the Board of Directors of the Company and during such five business day period the Company has cooperated fully with Parent, including, without limitation, informing Parent of the terms and conditions of the Takeover Proposal and the identity of the Person making the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this

     Agreement so that the transactions contemplated hereby may be effected; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.1(e) unless at the end of such five business day period the Board of Directors of the Company continues reasonably to believe its prior conclusion that the Takeover Proposal constitutes a Superior Proposal and simultaneously with such termination the Company pays to Parent the Expenses specified under Section 7.3(b);

          (f) by the Company, if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and, in the case of
     (i) or (ii), such untruth or incorrectness or failure cannot be or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable; or

          (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1.

          SECTION 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and the Offer and the Merger terminated and abandoned and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, employees or agents, except with respect to the last sentence of Section 1.2(c), Section 4.23, Section 5.6, the last sentence of Section 7.2, Section 7.3, this Section
9.2 and Section 10.7 (which designated Section or sentence shall survive any termination), and each of the parties hereto hereby releases and waives any claim that may otherwise exist upon such termination; provided, however, that nothing herein shall relieve any party for liability for any willful or bad faith breach hereof.

          SECTION 9.3 Amendment and Certain Other Actions. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after obtaining the Company Shareholder Approval (if required by law), but, after the purchase of Shares pursuant to the Offer no amendment shall be made which decreases the Merger Consideration and after the Company Shareholder Approval no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Sub's designees pursuant to Section 7.10 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement or (iv) give or authorize any consent, approval, authorization or recommendation of the Company or its Board of Directors required hereunder.

          SECTION 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) subject to the provisions of Section 9.3, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of Section 9.3, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) subject to the provisions of Section 9.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

          SECTION 10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, or, in the case of the Company, shall survive the consummation of the Offer. The covenants and agreements of the parties hereto and the Surviving Corporation shall survive the Effective Time without limitation (except for those that, by their terms, contemplate a shorter survival period).

          SECTION 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

                    Scotsman Industries, Inc.
                    775 Corporate Woods Parkway
                    Vernon Hills, Illinois 60061
                    Telecopy:  (847) 634-8823
                    Attention: Richard C. Osborne,
                               Chairman, President and
                               Chief Executive Officer

               with a copy to:

                    Sidley & Austin
                    One First National Plaza
                    Chicago, Illinois  60603
                    Telecopy: (312) 853-7036
                    Attn:  Thomas A. Cole, Esq. and
                           Frederick C. Lowinger, Esq.

          (b)  if to the Company, to

                    Kysor Industrial Corporation
                    One Madison Avenue
                    Cadillac, Michigan  49601
                    Telecopy:  (616) 775-2661
                    Attention: George R. Kempton,
                               Chairman and
                               Chief Executive Officer

               with a copy to:

                    Warner Norcross & Judd LLP
                    900 Old Kent Building
                    111 Lyon Street, N.W.
                    Grand Rapids, Michigan  49503
                    Telecopy: (616) 752-2500
                    Attention:  Tracy T. Larsen, Esq. and
                                R. Paul Guerre, Esq.

          SECTION 10.3 Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "subsidiary" or "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as the case may be. As used in this Agreement, "consummation of the Offer" means the purchase of Shares pursuant to the Offer. As used in this Agreement, "to the Company's knowledge" (or words of similar import) and references to the Company's awareness of certain facts mean or refer to the actual knowledge of a director or executive officer of the Company.

          SECTION 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, and the Confidentiality Agreement referred to in the last sentence of
Section 7.2, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement, except for the provisions of Sections 7.8 and 7.15 (which shall be for the benefit of, and shall be enforceable by, the described beneficiaries thereto and their heirs, legal representations, successors and assigns), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the

State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                              SCOTSMAN INDUSTRIES, INC.



                              By:  /s/ Richard C. Osborne
                                   -------------------------
                                    Name:  Richard C. Osborne
                                    Title: Chairman, President and
                                            Chief Executive Officer

Attest:


/s/ Donald D. Holmes
--------------------------
Name:  Donald D. Holmes
Title: Vice President-Finance
        and Secretary

                              K ACQUISITION CORP.



                              By:   /s/ Richard C. Osborne
                                    -------------------------
                                    Name:  Richard C. Osborne
                                    Title: Chairman, President and
                                            Chief Executive Officer
Attest:


/s/ Donald D. Holmes
-------------------------------------
Name:  Donald D. Holmes
Title: Vice President-Finance
        and Secretary

                              KYSOR INDUSTRIAL CORPORATION



                              By: /s/ George R. Kempton
                                  ------------------------
                                    Name: George R. Kempton
                                    Title: Chairman and
                                            Chief Executive Officer

Attest:


/s/ David W. Crooks
-------------------------
Name: David W. Crooks
Title: Vice President,
        General Counsel
        and Secretary

                                                                       EXHIBIT A
                                                                       ---------


                            CONDITIONS OF THE OFFER
                            -----------------------

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the outstanding shares of Company Capital Stock at the date of the expiration of the Offer (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of the Company Capital Stock outstanding at the expiration date of the Offer) (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated, (iii) the Company and the Private Buyer shall have consummated the transactions contemplated by the Asset Purchase Agreement or the Private Buyer shall have waived any conditions to consummate the Asset Purchase Agreement, agreeing to consummate the transactions contemplated thereby contemporaneously with or immediately following the consummation of the Offer and (iv) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer all outstanding shares of ESOP Preferred Stock, unless the Company shall have called all outstanding shares of ESOP Preferred Stock for redemption on a date that is not later than one business day after the consummation of the Offer. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be instituted by any Governmental Entity and pending as of the expiration date of the Offer any suit, action or proceeding (i) seeking to prohibit or limit the acquisition by Parent or Sub of any Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Asset Purchase Agreement, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company and its Subsidiaries, or Parent and its Subsidiaries, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, or
     (iv) prohibiting Parent or any of its Subsidiaries from effectively controlling any material portion of the business or operations of the Company or its Subsidiaries provided, however, that, in the case of clauses
     (i) through (iv) above, Parent shall have used its reasonable best efforts, subject to Section 7.11, to resolve or eliminate the same;

          (b) as of the expiration date of the Offer, there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer, the Merger or the transactions contemplated by the Asset Purchase Agreement of applicable waiting periods under the HSR Act, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this

     Agreement, or approved or recommended any Takeover Proposal;

          (d) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct in any respect, in each case as if such representations and warranties were made as of such time, except for (i) failures to be true and correct that would not reasonably be expected to result in a Material Adverse Effect on the Company and (ii) failures to comply that are capable of being and are cured within 20 days after written notice from Parent to the Company of such failure (in which case Parent shall, and shall cause Sub to, extend the expiration date of the Offer to two business days following the end of such cure period or, if earlier, the date of cure, unless the Offer would otherwise not expire prior thereto);

          (e) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement, except for (i) failures to so perform or comply that would not reasonably be expected to result in a Material Adverse Effect on the Company and (ii) failures to perform or comply that are capable of being and are cured within 20 days after written notice from Parent to the Company of such failure (in which case Parent shall, and shall cause Sub to, extend the expiration date of the Offer to two business days following the end of such cure period or, if earlier, the date of cure, unless the Offer would otherwise not expire prior thereto);

          (f) there shall have occurred and be continuing as of the expiration date of the offer (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States of America (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States of America which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer or the Merger or (v) in case of any of the foregoing existing on the date of this Agreement, material acceleration or worsening thereof which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer or the Merger; or

          (g) this Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions, other than the Minimum Conditions, are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.